EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Regency Centers Corporation,

and

The Board of Directors of

Regency Centers Corporation

as the general partner of

Regency Centers, L.P.:

We consent to the use of our reports dated March 1, 2011 with respect to the consolidated balance sheets of Regency Centers Corporation and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference. We also consent to the use of our reports dated March 1, 2011, with respect to the consolidated balance sheets of Regency Centers, L.P. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, capital and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

May 26, 2011

Jacksonville, Florida

Certified Public Accountants